EXHIBIT 5.1


                    [Letterhead of Kelley Drye & Warren LLP]


                                 October 1, 2003



GrafTech International Ltd.
Brandywine West
1521 Concord Pike, Suite 301
Wilmington, DE  19803

Ladies and Gentlemen:


     We have acted as special counsel to GrafTech International Ltd., a Delaware corporation (the "Company"), in connection with the proposed public offering of shares of the Company's common stock, par value $.01 per share (the "Common Stock"), including shares of Common Stock subject to an over-allotment option granted to the several underwriters of such public offering (collectively, the "Shares"), as described in the Prospectus Supplement, dated October 1, 2003, to the Prospectus, dated September 17, 2003 (collectively, the "Prospectus"), and the Registration Statements on Form S-3 (File Nos. 333-108039 and 333-109380) filed by the Company with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended, to which this opinion constitutes an exhibit (collectively, the "Registration Statements"). As such counsel, you have requested our opinion as to the matters described herein relating to the Shares.


     We have examined: the Company's Certificate of Incorporation and By-Laws, in each case as amended and restated through the date hereof; minutes of the Company's corporate proceedings through the date hereof, as made available to us by officers of the Company; a copy of the Prospectus; executed copies of the Registration Statements and all exhibits thereto in the form filed with the SEC; and such matters of law deemed necessary by us in order to deliver the opinion set forth herein. In the course of our examination, we have assumed the genuineness of all signatures, the authority of all signatories to sign on behalf of their principals, if any, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies. As to certain factual matters, we have relied upon information furnished to us by officers of the Company.


     Based on the foregoing and solely in reliance thereon, it is our opinion that the Shares are duly authorized, and when issued and paid for as described in the Prospectus, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this letter as an exhibit to each of the Registration Statements and to the reference to it in the Prospectus included and incorporated by reference therein, as the case may be, therein under the caption "Legal Matters." In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                      Very truly yours,

                                      KELLEY DRYE & WARREN LLP



                                      By:  /s/  M. Ridgway Barker
                                         -------------------------------------
                                         A Partner